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                                                  EXHIBIT 99.1









SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C.  20549


FORM 11-K


/X/ ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934 [FEE REQUIRED]

for the fiscal year ended November 30, 1997

OR

/ / TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

for the transition period from _______ to _______

Commission file number 2-79636



HOURLY EMPLOYEES' STOCK PURCHASE PLAN



CHESAPEAKE CORPORATION
1021 East Cary Street
P. O. Box 2350
Richmond, Virginia  23218-2350
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                    HOURLY EMPLOYEES' STOCK PURCHASE PLAN

Administration of the Plan:

   The Plan is administered by the Hourly Employees' Stock Purchase Plan Committee (the "Committee") under the direction of the Board of Directors of Chesapeake Corporation (the "Corporation"). At November 30, 1997, the Committee members were:

                         Name                       Address

                   Thomas A. Smith*(1)        Richmond, Virginia  23218

                   J. P. Causey Jr. (2)       Richmond, Virginia  23218

                   Willliam T. Tolley (3)     Richmond, Virginia  23218

             (1) Mr. Smith is Vice President - Human Resources & Assistant Secretary of the Corporation.

             (2) Mr. Causey is Senior Vice President, Secretary & General Counsel of the Corporation.

             (3) Mr. Tolley is Group Vice President - Finance & Chief Financial Officer of the Corporation.

             * Committee Chairman

Committee members are appointed by and serve at the pleasure of the Board of Directors of the Corporation. Committee members are employees of the Corporation and receive no additional compensation for serving on the Committee. The Plan provides that the Corporation will indemnify members of the Committee to the same extent and on the same terms as it indemnifies its officers and directors by reason of their being officers and directors.

Financial Statements and Exhibits:

   (a)  Financial statements:

    Hourly Employees' Stock Purchase Plan:
       Balance Sheet
       Statement of Changes in Plan Equity

   (b) Exhibits:
         See Exhibit 23.1 to the Chesapeake Corporation Annual
         Report on Form 10-K for the year ended December 31, 1997
         for consent of independent accountants.
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                             SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the members of the Committee have duly caused this annual report to be signed by the undersigned hereunto duly authorized.

                                  HOURLY EMPLOYEES' STOCK PURCHASE PLAN



                                  By: /s/ Thomas A. Smith
                                      Thomas A. Smith,
                                      Chairman of the Committee


March 13, 1998




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Report of Independent Accountants

To the Hourly Employees' Stock
Purchase Plan Committee:

             We have audited the balance sheet of the Hourly Employees' Stock Purchase Plan (the "Plan") of Chesapeake Corporation and participating subsidiaries as of November 30, 1997 and 1996, and the related statement of changes in plan equity for each of the three years in the period ended November 30, 1997. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Plan as of November 30, 1997 and 1996, and the changes in plan equity for each of the three years in the period ended November 30, 1997, in conformity with generally accepted accounting principles.




                                           /s/ Coopers & Lybrand L.L.P.
                                           Coopers & Lybrand L.L.P.



             Richmond, Virginia
             March 3, 1998


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HOURLY EMPLOYEES' STOCK PURCHASE PLAN OF CHESAPEAKE CORPORATION AND
PARTICIPATING SUBSIDIARIES
BALANCE SHEET
November 30, 1997 and 1996

                                                    1997       1996

Asset:
Funds held by Chesapeake Corporation
 and participating subsidiaries
(Note 4)                                           $4,598     $12,222
                                                   ======     =======
Plan equity                                        $4,598     $12,222
                                                   ======     =======

STATEMENT OF CHANGES IN PLAN EQUITY
for the years ended November 30, 1997, 1996 and 1995

                                               1997       1996      1995

Contributions:
     Employees, net of refunds                 $301,928 $1,226,144 $1,191,273
     Employer: $144,964 in 1997,
              $598,671 in 1996, and
              $586,903 in 1995; less
              withheld taxes of $59,132,
              $245,301 and $240,413,
              respectively                       85,832    353,370    346,490
                                               --------  --------- ----------
                                                387,760  1,579,514  1,537,763
                                               --------  --------- ----------

Deductions:
     Purchase and distribution to
     participants at year end of
     11,764 shares in 1997($32.8891 per share),
     53,574 shares in 1996($29.1688 per share),
     and 52,112 shares in 1995($29.4375 per share)
     of common stock of Chesapeake
     Corporation (Note 1)                       386,907  1,562,687  1,534,045
                                               --------  ---------  ---------
                                                386,907  1,562,687  1,534,045

Net transfers to Salaried Employees'
 Stock Purchase Plan                                516      2,640      3,791
Net transfers due to sale to St.Laurent
 Paperboard Inc.                                  7,961
Net transfers to the Wisconsin Tissue
 Mill Hourly Employees' Stock Purchase
 Plan                                                       14,792
                                              --------- ---------- ----------
                                                395,384  1,580,119  1,537.836
                                              -------------------- ----------
          Decrease in plan equity                (7,624)      (605)      (73)
Plan equity, beginning of year                   12,222     12,827     12,900
                                             ----------  --------- ----------
     Plan equity, end of year                $    4,598 $   12,222 $   12,827
                                             ========== ========== ==========

The accompanying notes are an integral part of these financial statements.

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NOTES TO FINANCIAL STATEMENTS

1.    Description of the Plan:

          The stockholders of Chesapeake Corporation (the "Corporation") have approved the Hourly Employees' Stock Purchase Plan (the "Plan") and reserved a total of 900,000 shares of the Corporation's common stock for sale to eligible hourly employees, as defined, of the Corporation and participating subsidiaries (the "Employer").

          The Plan is administered by a committee (the "Committee") appointed by the Corporation's Board of Directors. Participants in the Plan, which became effective in December 1982, are permitted to invest between one and five percent of their basic compensation, as defined. The Employer contributes to the Plan, as of the end of the Plan
          Year (see Note 3), a percentage (determined by the Committee of the Plan, generally 30% to 50%) of the participant's contribution reduced by amounts required to be withheld under income tax, Federal Insurance Contributions Act tax and comparable laws. The combined amount becomes available to purchase from the Corporation, shares of its common stock at a price equal to the average of the closing prices of such common stock on the New York Stock Exchange (composite tape) for the 20 consecutive trading days immediately preceding the last day of the Plan Year. The funds held by the Employer at the end of the year represent the remaining amounts in participants' accounts after the purchase of whole shares as the Plan does not provide for the purchase of fractional shares. A participant may terminate his participation in the Plan at any time. Upon termination, the Employer will return his contributions and the participant will forfeit all rights to any contribution which would have made at the end of the plan year.

          As of November 30, 1997, 672,982 shares (11,764 shares in the current year and 661,218 in prior years) of the Corporation's common stock had been issued under the Plan and 227,018 shares were available for future issuance.

           Hourly paid employees of all divisions of Chesapeake Display and Packaging Company and the Pelahatchie, MS division of Color-Box, Inc. are eligible to become participants in the Hourly Employees' Stock Purchase Plan effective with the Plan Year beginning December 1, 1997 provided that such employees otherwise meet the requirements for participation set forth in the Plan.

2.   Reclassifications:

         Certain 1996 and 1995 amounts have been reclassified to conform with the current year's presentation.

3.   Plan Year:

     The fiscal year of the Plan ends each November 30.

4.   Funds Held by Chesapeake Corporation and Participating Subsidiaries:

        Funds received or held by the Employer with respect to the Plan may be used for any corporate purpose; therefore, the Plan does not prevent the Employer from creating a lien on these funds.


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NOTES TO FINANCIAL STATEMENTS, Continued

5.  Taxes and Expenses:

      The Plan is not qualified under Section 401(a) of the Internal Revenue Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974. The Employer's contribution, when made to the Plan, is taxable to a participant as ordinary income. Purchases of stock by the Plan result in no gain or loss to the participant; therefore, no tax consequences are incurred by a participant upon receipt of stock purchased under the Plan. Sale by a participant of shares acquired under the Plan will result in a gain or loss in an amount equal to the difference between the sale price and the price paid for the stock acquired pursuant to the Plan. The Plan is not subject to income taxes.


Expenses of administering the Plan are borne by the Employer.


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NOTES TO FINANCIAL STATEMENTS, Continued

6.         Contributions to the Plan:

           Contributions (net of withheld taxes and refunds) were as follows:

                          1997                 1996              1995
                   Employer Employees  Employer Employees  Employer Employees

Chesapeake
 Corporation
 Subsidiaries:
 Chesapeake Display
  and Packaging
 Company           $41,187  $141,345  $ 36,962 $  126,154  $ 35,590 $   118,478
 Chesapeake
 Packaging Co.       11,067   36,869    32,143    108,514    33,706     115,261
 Chesapeake Paper
  Products Company                     237,010    804,273    12,854      55,550
 Chesapeake Forest
  Products Company    5,006   28,419    13,513     59,316   238,585     816,082
 Color-Box, Inc.     28,572   95,295    33,742    113,095    25,755      85,902
 Wisconsin Tissue
   Mills Inc.                                       14,792*
                   --------  -------  --------- ---------- ---------  ----------
    Totals         $ 85,832 $301,928  $353,370  $1,226,144  $346,490 $1,191,273
                   ======== ========  ========  ==========  ======== ==========

*During the Plan year contributions totaling $14,792 attributable to the Wisconsin Tissue Mills hourly employees were made to the Plan. Such contributions were made prior to the establishment of the Wisconsin Tissue. Mills Hourly Employees' Stock Purchase Plan ("WTM Plan"). Such assets were transferred to the WTM Plan on November 1, 1996.


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NOTES TO FINANCIAL STATEMENTS, Continued


7.    Sale to St. Laurent Paperboard Inc.:

      On May 22, 1997, the Corporation sold specific kraft and packaging facilities to St. Laurent Paperboard Inc. ("St. Laurent"). The Corporation transferred accumulated 1996 carryover employee and employer contributions and 1997 employee contributions made to the Plan prior to the date of the sale of St. Laurent.